Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-45180

                              LIFECELL CORPORATION

                     Supplement No. 1 Dated February 1, 2001
                      To Prospectus Dated October 31, 2000

     The information contained in the chart in the section entitled "Selling Stockholders" commencing on page 19 of the Prospectus dated October 31, 2000 is hereby deleted and replaced in its entirety with the following:

                            Number of
                            Shares of               Common stock  beneficially
                             Common                  owned after the offering
                              Stock                  ------------------------
 Selling                   Beneficially Shares Being    Number    Percent of
Stockholders                  Owned       Offered     of Shares  Outstanding
--------------------------  ----------  ------------  ---------  -----------

Special Situations Fund       625,000        625,000          0           0
        III, L.P.

  Special Situations          412,500        412,500          0           0
Private Equity Fund, L.P.

Special Situations            212,500        212,500          0           0
 Cayman Fund, L.P.

  HSBC Global Investor        512,500        512,500          0           0
Services, as Trustee for
  Framlington Health
         Fund

Bay Star Capital, LP          300,000        300,000          0           0

Bay Star International,        75,000         75,000          0           0
          Ltd.

       Job & Co.                4,125          4,125          0           0

 Fearon Partners, L.P.         12,375         12,375          0           0

    Teleos Fund, L.P.           4,125          4,125          0           0

Alternative Investments,        4,125          4,125          0           0
          LP

Teleos Strategies, Ltd.        50,875         50,875          0           0


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                            Number of
                            Shares of               Common stock  beneficially
                             Common                  owned after the offering
                              Stock                  ------------------------
 Selling                   Beneficially Shares Being    Number    Percent of
Stockholders                  Owned       Offered     of Shares  Outstanding
--------------------------  ----------  ------------  ---------  -----------

Foundation Partners,           61,875         61,875          0           0
        L.P.

Active Site Partners, L.P.     67,500         50,000     17,500          *0

  Meriken Nominees Ltd.        40,000         40,000          0           0

    Ashton Partners            35,000         35,000          0           0

 Narragansett Offshore,        28,500         28,500          0           0
         Ltd.

Narragansett I, LP             21,500         21,500          0           0

 Lawrence S. Doyle             25,000         25,000          0           0

  Carl Goldfischer             25,000         25,000          0           0

  Medtronic, Inc.           655,962(1)       310,771    345,191         2.1%

____________________________
*        Less  than  1%

(1) Includes 345,191 shares of common stock registered in the name of Bank of America. Medtronic has sole voting power with respect to these shares of common stock.


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